                                                                      EXHIBIT 15


                                                              September 14, 1998

                                                                    CONFIDENTIAL



Mr. Gordon E. Eubanks, Jr.
President & Chief Executive Officer
Symantec Corporation
10201 Torre Avenue
Cupertino, CA 95014-2132

Dear Gordon:

In connection with your consideration of a possible transaction with Quarterdeck Corporation (the "Company"), you have requested that the Company provide financial and other information concerning its business and affairs. As a condition to your receipt of such information which has not theretofore been made available to the public, you agree to treat all such non-public information furnished to you in writing or orally by Broadview, the Company or its other representatives (herein collectively referred to as the "evaluation material"), as follows:

     (1) You recognize and acknowledge the competitive value and confidential nature of the evaluation material and the damage that could result to the Company if information contained therein is disclosed to any third party. You also recognize and acknowledge that the valuation material is being provided to you in reliance upon your acceptance of the terms of this agreement.

     (2) You agree to use the evaluation material solely to evaluate the proposed transaction (the "Purpose") and not to disclose the evaluation material to anyone other than your directors, officers, employees, agents, representatives and advisors (collectively, "your representatives") who need to know such information in connection with the Purpose and agree to keep such information confidential to the same extent as if they were parties hereto. You shall be responsible for any breach of this agreement by your representatives.

     (3) You shall return to Company any and all evaluation material, together with any copies (including, but not limited to,

Gordon E. Eubanks                                             September 14, 1998
Page 2


          complete or partial copies incorporated into other materials) in your possession or under your control (or in the possession or control of any of your representatives), promptly upon Company's request or, if not requested earlier, promptly after the Purpose has been accomplished or abandoned.

     (4) You and your representatives shall have no obligation hereunder with respect to any information in the evaluation materials to the extent that such information has been made publicly available (other than in violation of this Agreement) nor any obligation with respect to information that you demonstrate to be already properly in your possession on a non-confidential basis from sources other than the Company or its representatives.

     (5) You are aware, and will advise your representatives who receive evaluation material, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the Company and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. You and your representatives will comply with all applicable securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company for as long as you or your representatives are in possession of material non-public information about the Company.

     (6) You agree that you will not solicit directly or indirectly any of the Company's employees or contractors involved in these discussions during the period of these discussions and for a period of 6 months thereafter, without the express written approval of the Company. Furthermore, you agree that you will not use the information disclosed in the course of these discussions to directly or indirectly solicit the employees or contractors of the Company during the same period. Notwithstanding the foregoing, nothing in this paragraph will prevent Symantec from hiring any employee or contractor that contacts Symantec to inquire about employment opportunities, or that responds to general help wanted advertisements or the like not targeted at employees or contractors of the Company.

     (7) The provisions of this agreement relating to confidentiality shall terminate two years from the date hereof. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforeceability of any other provision.

Gordon E. Eubanks, Jr.                                        September 14, 1998
Page 3


          This agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior oral or written communication relating thereto.

     (8) The engagement of Broadview by Company and Company's intention to enter into or consideration of transactions such as the potential transaction with you is confidential information of Company. Your use and disclosure of such information will be restricted under this Agreement to the same extent that your use and disclosure of evaluation material is restricted under this Agreement.

Acceptance of the above terms shall be indicated by having this letter countersigned on your behalf and returning one original to Broadview.

                                       Sincerely,

                                       BROADVIEW INT'L LLC

                                       For: Quarterdeck Corporation


                                       By:
                                          ------------------------------
                                          Managing Director

Received and consented to this
16th day of September, 1998
Symantec Corporation

By:  Enrique T. Salem
   -----------------------------